Exhibit 99.1

AT THE COMPANY
William N. Hahne
President and COO
(713) 877-8006

FOR IMMEDIATE RELEASE:
March 29, 2006

KCS ENERGY, INC. ANNOUNCES NORTH LOUISIANA ACQUISITION

HOUSTON, TX -- KCS Energy, Inc. (NYSE: KCS) today announced that it has entered into a purchase and sale agreement to acquire a property in its core area of operations in north Louisiana. The acquisition will be effective as of April 1, 2006.

This purchase from an undisclosed seller for $26.2 million involves approximately 10,300 gross acres located in Lincoln Parish, Louisiana. Proved reserves are internally estimated to be 11.2 Bcfe, of which approximately 50% are proved developed. Closing is expected to occur on or about April 21, 2006.

William N. Hahne, President and Chief Operating Officer said, “This acquisition is another example of our search for properties with multiple drilling locations that are adjacent to areas we are developing. Over the last several years, we have been active in drilling and acquiring acreage in the Elm Grove and Terryville fields in north Louisiana. This acreage fills out our leasehold in a core area where last year we drilled seven wells and have 31 wells and a 3D seismic survey planned for 2006. KCS has now accumulated a substantial acreage position in this area which will allow us to drill both infill and extensional wells.”

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays and difficulties in developing properties, delays due to the limited availability of drilling equipment and personnel, fluctuation in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions. For more information on KCS Energy, Inc., please visit the Company's web site at http://www.kcsenergy.com